Filed Pursuant To Rule 433

Registration No. 333-275079

March 12, 2024

Grayscale wants to launch a mini-version of its flagship bitcoin ETF

Crystal Kim, author of Axios Crypto

 Illustration: Sarah Grillo/Axios

Grayscale Investments has filed to launch a mini-version of its flagship bitcoin exchange-traded fund known by its ticker GBTC.

Why it matters: It's a shrewd strategy to compete in the booming bitcoin ETF race alongside much larger money managers, without having to cut or waive fees on its lucrative investment product.

Catch up quick: Before converting its structure during January's ETF wave, The Grayscale Bitcoin Trust was the only game in town, and its 2% fee just the price of entry.

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Since then, its slightly discounted fee of 1.5% looks eye-watering next to the zeroes offered by similar products on the market.

Grayscale is now looking to seed the proposed mini fund — called Grayscale Bitcoin Mini Trust, ticker BTC — with a portion of GBTC's assets, proposing what is effectively a spin-off, but with an ETF.

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Each "mini" share would offer a fraction of bitcoin and come with a lower fee than the now $28.5 billion-asset GBTC ETF — how much is unknown, the details aren't in yet.

The big picture: The prospect of a mini could keep customers from jumping to cheaper rivals — a carrot to keep them interested with GBTC flows more "out" than "in" these days.

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If approved, GBTC customers would see some of their old GBTC shares converted to new shares in the mini, achieving a lower blended expense ratio, and, possibly averting the capital gains taxes from selling GBTC.

Zoom out: The concept of a "mini [name your asset]" is not new.

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There are mini versions of gold ETFs, for example, that offer a fractional share of the underlying precious metal compared to the older brother product, with lower fees.
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Case in point: GLD vs GLDM.

My thought bubble: Bloomberg analyst James Seyffart is likely taking a victory lap Tuesday; he's been talking about GBTC launching a cheaper "mini" since at least March 2021.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.